Exhibit 3.2

                    SHURGARD STORAGE CENTERS, INC.

                         BYLAWS SECTION 3.5.1
                      AS AMENDED OCTOBER 17, 1998


     3.5    Business for Shareholders' Meetings

            3.5.1    Business at Annual Meetings
In addition to the election of Directors, other proper business may be transacted at an annual meeting of Shareholders, provided that such business is properly brought before such meeting. To be properly brought before an annual meeting, business must be (a) brought by or at the direction of the Board or (b) brought before the meeting by a Shareholder pursuant to written notice thereof, in accordance with
Section 3.5.3 hereof, and received by the Secretary not fewer than ninety (90) days prior to the date specified in Section 3.1 hereof for such annual meeting (or if the annual meeting is not held on the second Tuesday of May and if less than ninety (90) days' notice or prior public disclosure of the date of the annual meeting is given or made to the Shareholders, not later than the tenth (10) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Any Shareholder notice shall set forth (i) the name and address of the Shareholder proposing such business; (ii) a representation that the Shareholder is entitled to vote at such meeting and a statement of the number of Shares of the Corporation which are beneficially owned by the Shareholder; (iii) a representation that the Shareholder intends to appear in person or by proxy at the meeting to propose such business; and (iv) as to each matter the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the language of the proposal (if appropriate) and any material interest of the Shareholder in such business. No business shall be conducted at any annual meeting of Shareholders except in accordance with this Section
3.5.1. If the facts warrant, the Board, or the chairman of an annual meeting of Shareholders, may determine and declare that (a) a proposal does not constitute proper business to be transacted at the meeting or
(b) business was not properly brought before the meeting in accordance with the provisions of this Section 3.5.1, and, if, in either case, it is so determined, any such business not properly brought before the meeting shall not be transacted. In addition to the procedures set forth in this Section 3.5.1, any Shareholder desiring to include a proposal in the Company's proxy statement must also comply with the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended, or any successor provision.